Exhibit 22.1

The following subsidiaries of Ladder Capital Corp (“Ladder”) will be the issuers of debt securities that may be fully and unconditionally guaranteed by Ladder.

Subsidiary Registrant

Ladder Capital Finance Holdings LLLP	Issuer

Ladder Capital Finance Corporation	Issuer